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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



June 21, 2002


Dear Sir/Madam,

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 21, 2002 of IVAX Diagnostics, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP
    -------------------------
    ARTHUR ANDERSEN LLP





cc:
    Mr. Mark Deutsch, Chief Financial Officer, IVAX Diagnostics, Inc.